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ARI Network Services, Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
AMENDMENT OF THE 2000 STOCK OPTION PLAN
RATIFICATION OF INDEPENDENT AUDITORS
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
REPORT OF THE AUDIT COMMITTEE

ARI NETWORK SERVICES, INC.
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 20, 2007
To the Shareholders of ARI Network Services, Inc.:
     The 2007 Annual Meeting of Shareholders of ARI Network Services, Inc. will be held at the headquarters of ARI Network Services, Inc., 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin, on Thursday, December 20, 2007, at 9:00 a.m., local time, for the following purposes:
1.	To elect two directors to serve until 2010.

2.	To approve an amendment to the Company’s 2000 Stock Option Plan.

3.	To ratify the appointment of Wipfli LLP as independent auditors.

4.	To transact such other business as may properly come before the meeting.
     Shareholders of record at the close of business on November 2, 2007 are entitled to notice of and to vote at the meeting and at all adjournments thereof.
     Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Shareholders are urged to date, sign and return the accompanying proxy in the enclosed envelope whether or not they expect to attend the annual meeting in person. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.
     By order of the Board of Directors,
Brian E. Dearing, Acting Secretary
November 12, 2007

ARI NETWORK SERVICES, INC.
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224
(414) 973-4300
PROXY STATEMENT
     The Board of Directors of ARI Network Services, Inc. (the “Company”) submits the enclosed proxy for the annual meeting to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Each shareholder of record at the close of business on November 2, 2007 will be entitled to one vote for each share of Common Stock registered in such shareholder’s name. As of November 2, 2007, the Company had outstanding 6,653,377 shares of common stock, par value $0.001 (the “Common Stock”). The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum at the meeting. This proxy statement and the accompanying proxy and Annual Report to Shareholders are being sent to the Company’s shareholders commencing on or about November 12, 2007.
     Any shareholder executing and delivering the enclosed proxy may revoke the same at any time prior to the voting thereof by written notice of revocation given to the Acting Secretary of the Company.
     Unless otherwise directed, all proxies will be voted FOR the election of the individuals nominated to serve as director and FOR the other proposals. The directors will be elected by a plurality of votes cast at the meeting (assuming a quorum is present). In other words, the nominees receiving the two largest numbers of votes will be elected. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that a failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors. The other proposals will be approved if the affirmative votes exceed the votes cast against. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the meeting but are not affirmative votes or votes against and, therefore, will have no effect on the outcome of the voting.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each person known by the Company to beneficially own 5% or more of the Common Stock, by each director or nominee of the Company, by certain executive officers of the Company, and by all directors and executive officers of the Company as a group as of November 2, 2007 (unless otherwise indicated). The address for each of the persons listed below is 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224, unless otherwise specified.

NAME AND ADDRESS OF	AMOUNT AND NATURE OF
BENEFICIAL OWNERS	BENEFICIAL OWNERSHIP (1)	PERCENT
Briggs & Stratton Corporation (2)	840,000	12.6%
12301 West Wirth Street Milwaukee, WI 53201

Peter H. Kamin (3)	591,500	8.9%
c/o The Nelson Law Firm, LLC 75 South Broadway, 4th Floor White Plains, NY 10601

John C. Bray	162,010	2.4%

Gordon J. Bridge	176,527	2.6%

Brian E. Dearing (4)	649,412	9.6%

Ted C. Feierstein	79,647	1.2%

Roy W. Olivier	51,137	*

NAME AND ADDRESS OF	AMOUNT AND NATURE OF
BENEFICIAL OWNERS	BENEFICIAL OWNERSHIP (1)	PERCENT
William C. Mortimore	43,375	*

Timothy Sherlock	81,080	1.2%

Richard W. Weening (5)	260,224	3.8%

All executive officers and directors as a group (10 persons)	1,440,150	19.6%

*	Less than 1%

(1)	Except as otherwise noted, the persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Includes options exercisable within 60 days of November 2, 2007 as follows: Mr. Bridge (117,785 shares), Mr. Dearing (126,583 shares), Mr. Feierstein (79,647 shares), Mr. Olivier (50,000 shares), Mr. Mortimore (43,375 shares), Mr. Sherlock (56,875 shares), Mr. Weening (123,887 shares), and all executive officers and directors as a group (689,027 shares).

(2)	Stock information is provided as of March 16, 2000 based upon Schedule 13D amendment filed April 3, 2000.

(3)	Stock ownership information is provided as of December 31, 2004 based upon Schedule 13G amendment filed February 2, 2005. Mr. Kamin’s total includes 151,900 shares held by the Peter H. Kamin Children’s Trust, 103,200 shares held by the Peter H. Kamin Profit Sharing Plan, 28,100 shares held by the Peter H. Kamin Family Foundation and 25,000 shares held by 3K Limited Partnership.

(4)	Mr. Dearing’s total includes 326,709 shares held in the Company’s 401(k) plan, of which Mr. Dearing is a trustee with voting power. Mr. Dearing disclaims any beneficial ownership in these shares in excess of his pecuniary interest (13,890 shares). Mr. Dearing’s total also includes 103,500 shares which are held in family trust.

(5)	Mr. Weening’s total also includes 50,677 shares held by Quaestus Management Corp., 85,000 shares held by RPI Holdings, Inc., 535 shares held in tenancy in common with a third party and 125 shares held by his spouse. Mr. Weening disclaims any beneficial ownership in the shares held by third parties in excess of his pecuniary interest.
ELECTION OF DIRECTORS
     The Company’s directors are divided into three classes, with staggered terms of three years each. At the meeting, shareholders will vote on two directors to serve until 2010: William C. Mortimore and Richard W. Weening.
Nominees for Election to Serve Until
the Annual Meeting in 2010
     William C. Mortimore, 62; Mr. Mortimore, a director since 2004, was the founder of Merge Technologies Incorporated (“MTI”) and its Chief Strategist from September 2000 until July 2006, interim Chief Executive Officer from May 2006 until July 2006, Chairman of the Board from September 2000 until May 2006, President and Chief Executive Officer from November 1987 through August 2000 and a member of the Board of Directors since its inception in November 1987 until July 2006. MTI (NASDAQ:MRGE) is a global healthcare software and services company. Since December 2006, Mr. Mortimore has served as Managing Director of Healthcare Growth Partners LLC, a strategy and financial advisor to emerging healthcare information technology companies. Mr. Mortimore has served as co-founder and a senior manager of several businesses in the fields of information communications technology, healthcare services and real estate and has been responsible for securing public and private financing for these organizations. Mr. Mortimore is an original member of the American College of Radiology / National Association of Electrical Manufacturers (“ACR / NEMA”) committee responsible for establishing and maintaining the DICOM medical imaging standard. Mr. Mortimore has also served as a member of the Board of Directors of MRI Devices, Inc., a privately held diagnostic imaging manufacturer, from November 2002 until its sale to Intermagnetics General Corporation in mid 2004. Mr. Mortimore received a B. S. in Electrical Engineering from Michigan State University, an M.E.E. from the University of Minnesota and pursued doctoral studies in Electrical Engineering at the University of Minnesota.
     Richard W. Weening, 61; Mr. Weening, a director since 1981, organized the Company in 1981 as a business information publishing subsidiary of Raintree Publishers, Inc. He served as President and Chief Executive Officer of the Company until October 1987, Chairman and Chief Executive Officer of the Company until October 1990, and Chairman of the Board of Directors until 1997. Currently, Mr. Weening is Chairman and CEO of Prolitec Inc., a

technology-enabled services company specializing in aerobiology and indoor air quality. He is also a partner and officer of QUAESTUS & Co., Inc., a private equity investment firm. In 1996 Mr. Weening co-founded Cumulus Media Inc. (NASDAQ:CMLS), a radio broadcasting group, and served as its executive chairman until June 2000. In November 2003, Mr. Weening, without admitting or denying the allegations, entered into a Final Judgment and Order of Permanent Injunction to settle litigation instituted by the Securities and Exchange Commission relating to record-keeping and internal controls violations in connection with his position at Cumulus Media, Inc. Without admitting or denying the Commission’s findings, Mr. Weening consented to the issuance of the order that required him to pay a $75,000 civil penalty and be permanently enjoined from violating the record-keeping and internal controls requirements under the Securities Exchange Act of 1934, including Section 13(b)(5) and Rules 13b2-1 and 13b2-2 promulgated thereunder, and from aiding and abetting violations of Section 13(b)(2)(A) of the Exchange Act.
Director Whose Term
Expires at the Annual Meeting in 2008
     Brian E. Dearing, 52; Mr. Dearing is the Chairman of the Board, President and Chief Executive Officer of the Company. He has been a director since 1995 and was elected Chairman of the Board of Directors in 1997. Prior to joining ARI in 1995, Mr. Dearing held a series of electronic commerce executive positions at Sterling Software, Inc. in the U.S. and in Europe. Prior to joining Sterling in 1990, Mr. Dearing held a number of marketing management positions in the EDI business of General Electric Information Services since 1986. Mr. Dearing holds a Masters Degree in Industrial Administration from Krannert School of Management at Purdue University and a BA in Political Science from Union College.
Directors Whose Term Expires at
the Annual Meeting in 2010
     Gordon J. Bridge, 65; Mr. Bridge, a director since December 1995, has worked on behalf of the Company on various strategic growth opportunities as a one member committee of the ARI Board of Directors, reporting to the Board of Directors, since September 2006. From January 2004 to September 2006 Mr. Bridge was president, and from May 2005 to September 2006 was Chief Executive Officer of CM IT Solutions, a nationwide franchise system providing information technology consulting and support services to small and medium sized businesses. From December 1999 to August 2001, Mr. Bridge was Chairman of the Board and Chief Executive Officer of SurferNETWORK. From November 1995 to January 2000, Mr. Bridge was Chairman of the Board and from April 1997 to March 1998 was Chief Executive Officer of ConnectInc.com Company. Mr. Bridge held various executive management positions with AT&T from 1988 to 1995, including president of three business units; Consumer Interactive Services (CSI), EasyLink Services and Computer Systems. Prior to joining AT&T, Mr. Bridge was with the IBM Corporation for nearly 23 years holding the positions of Vice President of Sales and Vice President of Marketing for the US for the National Accounts Division in the mid 1980’s. Mr. Bridge holds a B.S. in Mathematics from Bradley University.
     Ted C. Feierstein, 50; Mr. Feierstein, a director since January 2000, is an investment banker with First Analysis Securities Corporation, a Chicago-based institutional investment services firm providing investment banking, equity research/institutional brokerage and venture/capital and private equity services to growth companies and institutional investors. Mr. Feierstein is also a venture partner of The Prism Opportunity Fund, a private equity fund. Prior to joining First Analysis, Mr. Feierstein was an investment banker at his own firm, Ascent Partners Inc. and a senior vice-president with the Corum Group, a firm specializing in merger and acquisition advisory services to the software industry, and was an investment manager with Wind Point Partners, a private equity fund. Mr. Feierstein received an MBA from the Harvard Business School in 1989 and a BBA from the University of Wisconsin-Madison in 1979.
CORPORATE GOVERNANCE
     The Board of Directors held fourteen meetings in fiscal 2007. Each incumbent director attended 75 percent or more of the combined number of meetings of the Board and of the committees on which such director served, during the period for which he has been a director or served on the committee. Directors are encouraged to attend the annual meeting of shareholders, but the Company has not adopted a formal policy requiring attendance at the annual meeting. Four of the Company’s five directors attended the 2006 annual meeting of shareholders.
     The Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors. Nevertheless, efforts are made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders on a timely basis. The Board of Directors believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, shareholders wishing to formally communicate with the Board of Directors may send communications directly to ARI Network Services, Inc., Attention: Chairman, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224. The Chairman will review such communications and, if appropriate, forward such communications to other board members.

     The Company’s Board of Directors has established an audit committee which is currently composed of Mr. Mortimore (chairman) and Mr. Weening. The Board of Directors has adopted a written charter for the audit committee, a copy of which was attached as Appendix A to the proxy statement relating to the Company’s 2005 annual meeting of shareholders. Information regarding the functions performed by the audit committee, its membership, and the number of meetings held during fiscal 2007 is set forth in the “Report of the Audit Committee,” included in this proxy statement. The members of the audit committee are independent under the NASDAQ regarding the independence of directors, including audit committee members. The Board of Directors has determined that Mr. Mortimore, and Mr. Weening are each an “audit committee financial expert” and are each “independent” as those terms are defined under the Securities and Exchange Commission regulations and NASDAQ listing standards.
     The Company’s Board of Directors has established a compensation committee that currently is composed of Mr. Bridge and Mr. Feierstein. The duties of the compensation committee are to approve all executive compensation, to administer the Company’s 1991 Incentive Stock Option Plan, the 2000 Employee Stock Purchase Plan, the 1993 Director Stock Option Plan and the 2000 Stock Option Plan and to recommend director compensation for approval by the entire Board. The compensation committee does not have a written charter, and does not engage the services of a compensation consultant in determining or recommending the amount or form of executive or director compensation.
     Mr. Dearing makes recommendations to the compensation committee regarding the numbers of options to be granted to the Company’s executive officers and other employees based in part on input he receives from the Company’s director of human resources. Mr. Dearing also makes recommendations to the compensation committee with respect to other executive compensation, though he recuses himself from portions of compensation committee meetings during which his own compensation is discussed. The Company’s chief financial officer has historically made recommendations to the compensation committee regarding director compensation. The compensation committee met three times during fiscal 2007.
     The Company’s Board of Directors has not established a nominating committee, as decisions regarding Board membership are made by the full Board. Due to the small size of the Company’s Board of Directors, as well as the recent lack of turnover in the Board of Directors, the Board has determined not to have a separate nominating committee. Likewise, the Board has not adopted a written charter governing director nominating decisions. Messrs. Bridge, Feierstein, Mortimore and Weening are independent under the NASDAQ listing standards, but Mr. Dearing is not because he is an executive officer of the Company.
     The Board will consider candidates for director that are nominated by shareholders in accordance with the procedures set forth in the Company’s by-laws. Under the by-laws, nominations, other than those made by the Board of Directors, must be made pursuant to timely notice in proper form to the secretary of the Company. To be timely, a shareholder’s request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the Company at the principal office not later than 90 days and not earlier than 150 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.
     The Board will consider proposed nominees whose names are submitted to it by shareholders. However, it does not have a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of shareholder proposals. The Board intends to review periodically whether a formal policy should be adopted.
     The Board has generally identified nominees based upon suggestions by non-management directors, management members and/or shareholders. The Board considers factors important for potential members of the Board, including the individual’s integrity, general business background and experience, experience with our industry, and the ability to serve on the Board. The Board does not evaluate proposed nominees differently based on who made the proposal.
Code of Ethics
     ARI has adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The code of ethics is designed to promote honest and ethical conduct, including the ethical handling of conflicts of interest, compliance with applicable laws, and full, accurate, timely and understandable disclosure in reports we send to our shareholders or file with the SEC. Violations of the code of ethics are to be reported to the audit committee. A copy of the code of ethics may be obtained, without charge, by sending a request to ARI Network Services, Inc., Attention: Corporate Secretary, 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224.

EXECUTIVE COMPENSATION
     The following table sets forth compensation for the Company’s fiscal year ended July 31, 2007 for the Company’s Chief Executive Officer and other two most highly compensated executive officers who were serving as executive officers as of such date (to whom we refer collectively as the “named executive officers”).
Summary Compensation Table

				Non-Equity
			Option	Incentive Plan	All Other
Name and Principal		Salary	Awards	Compensation	Compensation	Total
Position	Year	($)	($)(1)	(2)	($)(3)	($)
Brian E. Dearing	2007	192,687	53,714	72,596	3,854	322,851
President and Chief Executive Officer

Timothy Sherlock (4)	2007	172,009	24,171	44,700	3,440	244,320
Chief Financial Officer, Secretary, Treasurer and VP of Finance

Roy W. Olivier	2007	205,127 (5)	50,317	10,753	14,798 (6)	280,995
Vice President of Global Sales and Marketing

(1)	The values set forth in this column represent the dollar amounts recognized in accordance with Financial Accounting Standard No. 123(R) (“FAS 123R”) with respect to fiscal 2007, disregarding the estimate of forfeitures for service-based vesting conditions. The expense recognized by the Company in accordance with FAS 123R may differ from the amount that will eventually be realized by the named executive officers. The assumptions used to determine the FAS 123R values are described in Note 8 to the consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007. For each of Messrs. Dearing and Sherlock, the values represent the expense attributable to option awards granted in prior years to each individual. For Mr. Mr. Olivier, the value represents the expense attributable to options granted to him in fiscal 2007.

(2)	Amounts represent annual and long-term incentive payments, respectively, earned during fiscal 2007, as follows: Mr. Dearing—$13,038 and $59,558; Mr. Sherlock—$8,736 and $35,964; and Mr. Olivier—$5,376 and $5,376.

(3)	Amounts represent a Company match under the Company’s 401(k) plan.

(4)	Mr. Sherlock resigned his employment with the Company effective September 10, 2007.

(5)	Amount includes sales commissions paid during fiscal 2007 of $106,050.

(6)	Mr. Olivier served as a consultant to the Company to develop a tactical sales and marketing plan from August 1, 2006 until September 11, 2006, at which time he commenced employment with the Company. In addition to a Company match under the Company’s 401(k) plan, this amount includes $13,000 in consulting fees that he was paid for such service.
     Stock Option Grants. All of the Company’s stock option grants qualify as incentive stock options up to the $10,000 per year limitation and vest 25% per year on July 31, provided the participant is an employee of the Company at such date. Options are exercisable up to ten years after the date of grant, one year from the date of a termination of employment upon death or disability of the participant, 90 days from the date of termination for any reason other than “cause” or immediately upon termination for “cause.”
     Annual Incentive Compensation. Under the Management Incentive Bonus Plan. The annual component of the Company’s Management Incentive Bonus Plan provides for annual cash incentives to the participants, which includes all of the executive officers. The amount of the annual incentive opportunity is equally weighted between three objective performance criteria (revenue, operating income and cash, 25% each) and other management objectives (“MBOs”) agreed upon by the executive officer and the chief executive officer (or Compensation Committee for the CEO) at the beginning of the fiscal year which make up the remaining 25% of each executive officer’s annual incentive opportunity. Payouts under each of the cash, operating income, and MBO components of the annual incentives are limited to 50% of the amount payable based on actual results unless the threshold revenue amount (80% of target revenue growth) under the revenue component is achieved. Therefore, because the threshold revenue amount was not achieved for the fiscal year ended July 31, 2007, the actual payouts under each of the cash, operating income and MBO components of the annual plan were limited to 50% of the amounts that would have otherwise been paid if the revenue threshold had been met. The combined results for the fiscal year ended July 31, 2007 under the annual plan were between threshold and target performance levels set by the Compensation Committee and resulted in payouts ranging from 27% to 69% of their respective base salaries for the fiscal year ended July 31, 2007. Under the plan, Messrs. Dearing, Sherlock and Olivier each received payouts of 61%, 69% and 27%, respectively, of their base salaries.
     Long-Term Incentive Compensation. The executive officers are awarded long-term incentive compensation under the Company’s Management Incentive Bonus Plan. These awards are based on a target award equal to the executive’s actual fiscal 2007 annual incentive earned, adjusted based on the Company’s performance over three consecutive one-year performance periods. The amount of the payout is adjusted on a sliding scale based on the extent to which the Company’s revenue plan is achieved for each of the three years, ranging from a floor of 75% of the target award if the Company’s revenue plan is not met to a cap of 200% of the target award if revenue equals or exceeds 150% of plan. Beginning with the long-term awards granted in fiscal 2006, one-half of the floor amount (75% of the target award) is paid in Company Common Stock, valued at the time of payment, and the remainder of the award is paid in cash. The award is paid in three annual payments following each of the three years in the performance period, provided the participant is employed by the Company at such time.
     Targets for the long-term awards granted in fiscal 2007 will equal the executive officer’s actual annual incentive earned for the fiscal year ended July 31, 2007. In addition to an individual executive officer’s cap of 200% of his target award, there is a cap (or “pool”) on the amount of long-term incentive that all participants can earn under the plan. The amount of the long-term incentive pool is equal to 40% of the total target annual incentives for the entire executive management team, made up of the CEO, the CFO, the Vice President of Global Sales and Marketing and Vice President of Business Development and Strategy for the fiscal year ended July 31, 2007 (hereinafter “On Target Incentive Payout” or “OTIP), adjusted upward if the Company overachieves its fiscal 2007 net income objective. As the Company did not overachieve its fiscal 2007 net income objective, the long-term incentive pool for awards granted in 2007 will be 40% of the OTIP for fiscal 2007, or $133,200. Payouts will be adjusted as noted above based on the Company’s revenue during fiscal years 2008, 2009 and 2010 and paid in installments following each of those fiscal years, provided the participant is employed by the Company at such time.
Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities
	Underlying	Number of Securities
	Unexercised Options	Underlying Unexercised		Option Exercise	Option Expiration
Name	(#) Exercisable	Options (#) Unexercisable		Price ($)	Date
Brian E. Dearing	12,000			2.25	6/24/2008
	26,250			2.13	12/17/2008
	10,000			2.06	9/5/2010
	20,000			1.22	2/21/2011
	20,833			1.57	5/21/2014
	37,500	12,500	(1)	1.35	10/12/2014

Timothy Sherlock	40,000			.81	4/9/2011
	16,875	5,625	(2)	1.35	10/12/2014

Roy W. Olivier	12,500	37,500	(3)	2.10	9/15/2016

(1)	100% of options vest on July 31, 2008.

(2)	Mr. Sherlock’s award was forfeited upon his resignation from the Company effective September 10, 2007.

(3)	33% of options will vest on each of July 31, 2008, 2009 and 2010.

     The Company has entered into Change of Control Agreements (“Change of Control Agreements”) with each of its executive officers. The Change of Control Agreements are intended to reduce the incentive for officers not to support a transaction that is beneficial to shareholders for fear that their employment would be terminated, retain the services of these officers and provide for continuity of management in the event of any “Change of Control,” as defined below. These Change of Control Agreements provide that each officer shall receive severance benefits equal to two times the sum of salary and targeted bonuses and medical and dental plan continuation for two years if, within two years following a “Change of Control,” as defined below, the officer’s employment is terminated without cause or by the executive for good reason. For this purpose, “good reason” is defined to include: (i) a material diminution of or interference with the officer’s duties and responsibilities: (ii) a change in the principal workplace of the officer to a location outside of a 50-mile radius from Milwaukee, Wisconsin: (iii) a reduction or adverse change in the salary, bonus, perquisites, benefits, contingent benefits or vacation time previously provided to the officer: or (iv) an unreasonable increase in the workload of the officer. In addition, the officer will receive a prorated portion of the officer’s average annual bonus for the preceding three fiscal years. If the officer leaves ARI for any other reason, within two years following a Change of Control, the officer will receive a prorated portion of the officer’s average annual bonus for the preceding three fiscal years. The officer is under no obligation to mitigate amounts payable under the Change of Control Agreements. In addition, upon a Change of Control, all stock options and similar awards become immediately vested and all deferred compensation becomes payable.
     For purposes of the Change of Control Agreements, a “Change of Control” means any of the following events: the acquisition (other than from ARI) by any individual, entity or group, subject to certain exceptions, of beneficial ownership, directly or indirectly, of 50% or more of the combined voting power of ARI’s then outstanding voting securities; (ii) a merger, consolidation, share exchange, or sale or disposition of substantially all of the assets of the Company; or (iii) approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.
Director Compensation

	Fees Earned or Paid	Option Awards	All Other
Name	in Cash ($)	($)(1)(2)	Compensation ($)	Total ($)
Gordon J. Bridge	24,500	20,064	171,000 (3)	215,564

Ted C. Feierstein	20,500	20,064	—	40,564

William C. Mortimore	26,250	20,064	—	46,314

Richard W. Weening	24,000	20,064	—	44,064

(1)	The values set forth in this column represent the dollar amounts recognized in accordance with FAS 123R with respect to fiscal 2007, disregarding the estimate of forfeitures for service-based vesting conditions. The expense recognized by the Company in accordance with FAS 123R may differ from the amount that will eventually be realized by the directors. The assumptions used to determine the FAS 123R values are described in Note 8 to the consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2007. For each director, expense attributable to option awards granted in fiscal 2007 was $7,669 and the expense attributable to option awards granted in prior years was $12,395.

(2)	Total stock options held as of July 31, 2007 by individuals who served as directors of the Company during fiscal 2007 were as follows: Mr. Bridge—120,785; Mr. Feierstein—82,647; Mr. Mortimore—46,375; and Mr. Weening—126,887.

(3)	Represents fees paid to Mr. Bridge in connection with his work on behalf of the Company on various strategic growth opportunities as a sole member of a Board committee established for such purpose.

     For fiscal 2007 service, each non-employee director received an annual cash retainer of $18,000 and an option to purchase 6,000 shares of Company Common Stock, which were granted on December 28, 2006 (50% of which vested on July 31, 2007 and the remaining 50% of which will vest on July 31, 2008). Audit committee members receive an additional $6,000 per year ($8,000 for the chairman) and compensation committee members receive an additional $2,500 per year. The options have a term of ten years and an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, Mr. Bridge receives fees in the amount of $4,500 per week in connection with his work on behalf of the Company on various strategic growth opportunities as a member of a Board committee established for such purpose.
CERTAIN TRANSACTIONS
     Briggs & Stratton Corporation (“Briggs”) is one of the Company’s customers and owns more than 5% of the Company’s stock. Briggs has entered into customer contracts with the Company in the ordinary course business. Generally, the contracts are for one year and renew annually unless either party elects otherwise. The Company invoiced Briggs approximately $498,000 for products and services provided during fiscal 2007. In addition, during fiscal 2007, Briggs provided graphic design and printing services to the Company for which the Company was charged $290,000.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based solely upon its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, all of such forms were filed on a timely basis by reporting persons during fiscal 2007.
AMENDMENT OF THE
2000 STOCK OPTION PLAN
     At the annual meeting, shareholders are being asked to approve an amendment to the Company’s 2000 Stock Option Plan (the “SOP”) to increase the number of shares of Common Stock reserved for issuance under the SOP by 500,000 shares from 1,450,000 to 1,950,000. The Board of Directors adopted the amendment on October 31, 2007.
     As of November 2, 2007, there were outstanding options to purchase 923,664 shares of Common Stock which have been granted under the SOP but remain unexercised. These outstanding options have a weighted average exercise price of $1.48473. Of these shares, 800,425 were exercisable as of November 2, 2007. As of November 2, 2007, there were 214,373 shares available for future grants under the SOP.
     The Board believes that the number of shares currently available under the SOP is insufficient in light of the Company’s need to use options to attract and retain employees and directors. Given the importance of the SOP in the past in attracting and retaining key personnel, and the importance that will be placed on the SOP in the future, particularly in connection with the Company’s desire to make acquisitions as one of its growth initiatives, the Board believes that the number of shares available for issuance under the SOP must be increased to allow future option grants to be made.
     The Board believes that the grant of options to employees, directors and certain contractors under the SOP, including employees of companies that may be acquired by the Company in the future, is an attractive way for the Company to be able to retain these personnel while conserving the Company’s limited cash resources. In addition, the Board believes that granting stock options which vest over an extended period of time provides the optionee with an incentive to remain with the Company and actively contribute towards improving the Company’s performance. The Board further believes that employee and director ownership provides a stronger incentive for these personnel to put forth maximum effort for the long term success and growth of the Company in order to see the value of their ownership grow.
     Set forth below is a summary of the principal features of the SOP. The following summary, however, does not purport to be a complete description of all the provisions of the SOP. Any shareholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at the Company’s principal offices at 11425 West Lake Park Drive, Suite 900, Milwaukee, Wisconsin 53224.

Description of the Stock Option Plan
     All directors, employees, or consultants who provide services to the Company (the “Participants”) are eligible to receive options to purchase Common Stock under the SOP. As of November 2, 2007, approximately 100 persons were eligible. The SOP is designed to provide additional incentive compensation to Participants and provide them with an opportunity to acquire an equity interest in the Company. The SOP is also designed to attract and retain the Company’s non-employee directors.
     The SOP is administered by a compensation committee appointed by the Board of Directors. Subject to the provisions of the SOP, the compensation committee has the authority to determine the exercise prices applicable to the options, the eligible participants to whom and the time or times at which options shall be granted, the number of shares of Common Stock subject to each option, and the extent to which options may be exercisable in installments. The compensation committee also has authority to interpret the SOP, and to prescribe, amend and rescind the rules and regulations pertaining to the SOP.
     Options granted under the SOP may be either (i) options granted to qualifying employees which are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) non-qualified stock options which may be granted to all Participants.
     Under the SOP, no Participant may be granted options for more than 500,000 shares during any one-year period. If the proposal is approved by shareholders, the aggregate number of shares of Common Stock that may be issued under the SOP may not exceed 1,950,000. The number of shares reserved under the plan and for which awards may be granted to a Participant may be adjusted, as determined by the compensation committee, in the event of certain changes due to a recapitalization, reclassification, merger, spin-off, stock split, stock dividend, or other increase or decrease. No stock options may be granted under the SOP after December 13, 2010.
     Any incentive stock option that is granted under the SOP must be granted at a price no less than the fair market value of the Common Stock on the date of grant (or no less than 110% of the fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or of a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the compensation committee, which may be less than the fair market value of the Common Stock on the date of grant. As of November 2, 2007, the closing price of the Company’s Common Stock was $1.59 per share.
     Each incentive stock option granted under the SOP is exercisable for a period not to exceed 10 years from the date of grant (or five years in the case of a holder of more than 10% of the total combined power of all classes of stock of the Company or of a subsidiary or parent of the Company) and shall lapse upon the expiration of the period, or earlier upon termination of the recipient’s employment or service with the Company or as determined by the compensation committee. These limitations do not apply to non-qualified stock options. The compensation committee shall determine the period of time during which an option may be exercised following termination of employment or service due to death or disability, or following termination of employment or service due to retirement.
     The Board of Directors of the Company may amend the SOP at any time, except if shareholder approval is required under tax, securities or any other applicable law. However, the Board may not make an amendment that has an adverse effect on the rights of any Participant or beneficiary of any award granted under the Plan without written consent to the amendment by the affected Participant.
Federal Income Tax Consequences of the Plan
     The grant and exercise of options issued pursuant to the SOP should cause the federal income tax consequences to the Participant and the Company described below.
     Incentive Stock Options. Incentive stock options under the SOP are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code. Incentive stock options generally have the following tax consequences.
•	There are generally no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee’s alternative minimum tax liability if any and, to the extent that any incentive stock option is exercisable during any calendar year with respect to shares having, as of the grant date, a fair market value exceeding $100,000, such excess will be treated as a non-qualified stock option.

•	If an optionee holds stock acquired through the exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of such option, then any gain or loss on a disposition of such stock will be long-term capital gain or loss. However, if the optionee disposes of the stock before the expiration of either of the above holding periods (a “disqualifying disposition”), at the time of the disqualifying disposition of the option, the optionee will realize taxable ordinary income equal to the lesser of (i) the excess of the fair market value on the date of exercise over the exercise price, or (ii) the optionee’s actual gain, if any, on the purchase and sale. The optionee’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term, depending on whether the stock acquired from exercising the option was held for more than one year.

•	Upon exercise of an incentive stock option, the excess of the stock’s fair market value on the date of exercise over the option exercise price will be considered a tax preference item in calculating the optionee’s alternative minimum tax, if any.

•	To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will be entitled to a corresponding compensation expense deduction in the tax year in which the disposition occurs.
     Non-Qualified Stock Options. At the time any non-qualified option is granted, the optionee will not recognize any taxable income and the Company will not be entitled to any deduction. When an optionee exercises a non-qualified option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock received on the date of exercise over the option exercise price. The Company will be entitled to a deduction in an amount equal to the income recognized by the optionee. The basis of the Common Stock received upon the exercise of a non-qualified option will be the exercise price paid plus the amount recognized by the optionee as taxable income attributable to such shares as a result of the exercise.
     When an optionee sells stock acquired by the exercise of a non-qualified option, the difference between the amount received and the adjusted tax basis of the stock will be capital gain or loss if such shares constitute a capital asset in the hands of the optionee. The compensation deduction by the Company upon exercise of non-qualified options by the CEO or any of the other four most highly compensated executive officers may be limited by Section 162(m) of the Code, which limits the deductibility of compensation in any one year to $1,000,000 unless the excess compensation is “performance-based.”
Plan Benefits
     As of the date of this Proxy Statement, none of the 500,000 shares that are subject to shareholder approval have been granted. It is not determinable what options will be received by Participants under the SOP in fiscal 2008. However, the following table provides information concerning options awarded to employees and directors in fiscal 2007 under the SOP.

Name	Number of Options
Brian E. Dearing	0
Timothy Sherlock	0
Roy W. Olivier	50,000
All current executive officers as a group	50,000
All current non-employee directors as a group	24,000
All employees who are not executive officers as a group	53,000
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE SOP. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE SOP AMENDMENT UNLESS SHAREHOLDERS SPECIFY TO THE CONTRARY IN THEIR PROXIES.
RATIFICATION OF INDEPENDENT AUDITORS
     The Audit Committee has appointed Wipfli LLP to serve as the Company’s independent accountant to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending July 31, 2008. The Board of Directors has recommended that shareholders ratify this appointment. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment. Wipfli LLP also served as the Company’s independent accountant for the fiscal year ended July 31, 2007. A representative of Wipfli LLP is expected to be present at the meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Auditor’s Fees
     Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories, were as follows:
     Tax services rendered by our independent auditors included consultations on state sales and use tax. All other services rendered by our independent auditors in fiscal 2007 and 2006 included consultations on accounting matters regarding newly adopted FAS 123R, acquisition related filings and the regulations of the Securities and Exchange Commission.

	2007	2006
Audit Fees	$106,935	$111,875
Audit Related Fees	—	—
Tax Fees	17,178	5,500
All Other Fees	6,788	—

Total Fees	$130,901	$117,375

     The audit committee pre-approves all audit and permitted non-audit services provided by the independent auditors, unless such pre-approval is waived in accordance with Item 2-01(c)(7)(i)(C) of Regulation S-X. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated the authority to grant pre-approval of auditing or allowable non-audit services to the chairman of the audit committee. Each pre-approval decision pursuant to this delegation is to be presented to the full audit committee at its next scheduled meeting.
EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth certain information about shares of the Company’s Common Stock outstanding and available for issuance under the Company’s existing equity compensation plans: the 1991 Incentive Stock Option Plan, the 1993 Director Stock Option Plan, the 2000 Employee Stock Purchase Plan and the 2000 Stock Option Plan. The table details securities authorized for issuance under the Company’s equity compensation plans as of July 31, 2007. The table below does not include stock option grants, exercises or cancellations since July 31, 2007 and, in accordance with SEC rules, excludes information concerning the Company’s 401(k) plan. The Company has discontinued granting options under the 1991 Incentive Stock Option Plan and 1993 Director Stock Option Plan, although options are outstanding under those plans.
Equity Compensation Plan Information

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	[excluding securities
	options, warrants	options, warrants	reflected in column]
	and rights	and rights	(a)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,390,100	$1.45	151,156
Equity compensation plans not approved by security holders (1)	13,533	N/A	N/A
Total	1,403,633		151,156

(1)	Represents estimated number of shares to be issued pursuant to long-term incentive plan awards described above, based on an assumed value of $1.59 per share (the November 2, 2007 closing stock price).

OTHER MATTERS
Other Proposed Action
     The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy in accordance with their discretion.
Shareholder Proposals
     All proposals of shareholders intended to be presented at the Company’s 2008 Annual Meeting must be received by the Company at its executive offices on or before September 22, 2008, in order to be presented at the meeting (and must otherwise be in accordance with the requirements of the Bylaws of the Company) and must be received by July 14, 2008 to be considered for inclusion in the proxy statement for that meeting.
Costs of Solicitation
     The expenses of printing and mailing proxy materials, including reasonable expenses involved in forwarding materials to beneficial owners of Common Stock, will be borne by the Company. In addition, directors, officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone, e-mail, facsimile or personal solicitation.
     SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE INVESTOR RELATIONS DEPARTMENT, ARI NETWORK SERVICES, INC., 11425 WEST LAKE PARK DRIVE, SUITE 900, MILWAUKEE, WISCONSIN 53224.
     BY ORDER OF THE BOARD OF DIRECTORS
     Brian E. Dearing, Acting Secretary
     November 12, 2007

REPORT OF THE AUDIT COMMITTEE
     The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors and to report the results of its activities to the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. A complete description of the Committee’s duties is set forth in its charter.
     In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under standards of the Public Company Oversight Board (United States). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with auditors’ independence.
     The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination and their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held five meetings during fiscal 2007.
     In reliance on the views and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended July 31, 2007 for filing with the Securities and Exchange Commission. The Committee has also approved the selection of the Company’s independent auditors.

/s/ William C. Mortimore

William C. Mortimore, Chairman of the Audit Committee

/s/ Richard W. Weening

Richard W. Weening, Audit Committee Member

ANNUAL MEETING OF SHAREHOLDERS OF ARI NETWORK SERVICES, INC. December 20, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. ¯Please detach along perforated line and mail in the envelope provided.¯
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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.
1. Election of Director: 2. To approve an amendment to the Company’s 2000 Stock Option Plan. ☐ FOR ALL NOMINEES NOMINEES: FOR AGAINST ABSTAIN ☐ WITHHOLD AUTHORITY o WILLIAM C. ☐ ☐ ☐ MORTIMORE 3. To ratify the appointment of Wipfli LLP as the Company’s independent public ☐ FOR ALL EXCEPT o RICHARD W. WEENING accountants for fiscal 2008. (See instructions below) FOR AGAINST ABSTAIN ☐ ☐ ☐ 4. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2007 Annual Meeting and at any adjournment or postponement thereof.
INSTRUCTION: To withhold authority to vote for THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY any individual nominee(s), mark “FOR ALL EXCEPT” THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED and fill the circle next to each nominee you with “FOR” THE ELECTION OF THE NOMINEE FOR DIRECTOR AND “FOR” THE OTHER PROPOSAL. to withhold, as shown here: ●
To change the address on your account, please ☐ check the box at right and indicate your new address in the address space above. Please note that changes to this the registered name(s) on the account may not be submitted via this method.
Signature of Shareholder Date: Signature of Shareholder Date:
■ Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, attorney, trustee or guardian, please give full title as such. If the signer is a corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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ARI NETWORK SERVICES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a shareholder of ARI Network Services, Inc. (the “Company”), hereby appoints Brian E. Dearing and John C. Bray, and each of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of the Company held of record by the undersigned on November 2, 2007, at the 2007 Annual Meeting of Shareholders of the Company to be held on December 20, 2007 at 9:00 a.m. and at any and all adjournments thereof.
(Continued and to be signed on the reverse side)
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